Exhibit 10.5

OPTION AND PUT AGREEMENT

This OPTION AND PUT AGREEMENT (this “Agreement”), dated as of April 3, 2008, is by and among VIVUS, Inc., a Delaware corporation (the “Company”), Deerfield ED Corporation, a Delaware corporation (“ED”), and the entities listed on Exhibit 1 hereto (each a “Stockholder” and together the “Stockholders”).

W I T N E S S E T H:

WHEREAS, the Stockholders own all of the issued and outstanding capital stock of ED;

WHEREAS, concurrently with the execution of this Agreement, the Company and ED are entering into a Funding and Royalty Agreement (the “Funding and Royalty Agreement”) pursuant to which ED has agreed to provide the Company with funding for the development of certain products and the Company has granted ED the right to receive a Royalty with respect to sales of MUSE and Avanafil; and

WHEREAS, the Stockholders have agreed to grant the Company an option to purchase from the Stockholders all of the outstanding shares of common stock of ED on the terms and conditions set forth herein, and the Company has agreed to grant to the Stockholders an option to require the Company to purchase from the Stockholders all of the outstanding shares of common stock of ED on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 Definitions.

“Avanafil” has the meaning set forth in the Funding and Royalty Agreement.

“Arrangement Fee” shall have the meaning set forth in Section 4.8.

“Base Option Price” means $25,000,000 if the Option Closing Date occurs on or prior to the third anniversary of the date hereof and $28,000,000 if the Option Closing Date occurs subsequent to the third anniversary of the date hereof.

“Base Put Price” means (x) $23,000,000 in the case of a Put Closing that occurs on or prior to the third anniversary of the date hereof pursuant to a Major Transaction Notice, (y) $26,000,000 in the case of a Put Closing that occurs subsequent to the third anniversary of the date hereof pursuant to a Major Transaction Notice and (z) $17,000,000 in all other cases.

“Business Day” means a day other than a Saturday, Sunday or day on which banks in the City of New York are authorized or required to be closed.

“Cash” and “Cash Equivalents” means (a) unrestricted funds in bank accounts; (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (c) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits; (d) securities with maturities of one year or less issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s Rating Service (“S&P”) or A by Moody’s Investors Service, Inc. (“Moody’s”); (e) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition; (f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, and (ii) are rated AAA by S&P and Aaa by Moody’s or (g) available for sale securities which are rated AAA by S&P and Aaa by Moody’s.

“Cash Adjustment” means the amount of Cash and Cash Equivalents held by ED as of the Option Closing Date or the Put Closing Date, as the case may be.

“Cash and Cash Equivalent Notice” has the meaning set forth in Section 3.3(b).

“Closing” shall have the meaning set forth in Section 8.2.

“Company Documents” has the meaning set forth in Section 6.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any note, bond, mortgage, indenture, contract, agreement, guaranty, lien, pledge, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, written or oral, to which a Person is a party or by which a Person or its assets or properties are bound.

“Damages” means any loss, liability, claim, damage or expense (including reasonable attorneys’ fees).

“Encumbrance” means any security interest, mortgage, lien, pledge, charging order, warrant, option, conversion right, purchase right or other encumbrance of any sort.

“Funding Adjustment” means the amount of any Funding Payments that have not been made under the Funding and Royalty Agreement.

“Funding and Royalty Agreement” has the meaning set forth in the Recitals to this Agreement.

“Funding Payment” has the meaning set forth in the Funding and Royalty Agreement.

“GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted or given by or under the authority of any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Law” means any foreign, federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Order, requirement or rule of law (including common law), as amended and in effect from time to time.

“Legal Requirement” means any federal, state, local or foreign statute, law, treaty, rule, regulation, Order, decree, writ, injunction or determination of any arbitrator, court or Governmental Authority and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business or the ownership or use of any of its assets.

“Liabilities” means any and all debts, liabilities and obligations of any sort, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including those arising under any Legal Requirement or Contract or otherwise.

“Major Transaction” means (A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or similar event (1) following which the holders of common stock of the Company immediately preceding a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or similar event either (a) no longer hold a majority of the shares of the common stock of the Company or (b) no longer have the ability to elect a majority of the board of directors of the Company or (2) as a result of which shares of common stock of the Company are changed into (or the shares of common stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (collectively, a “Change in Control Transaction”), (B) a sale or transfer of assets of the Company in one transaction or a series of related transactions where the consideration to be payable at and within thirty (30) days of closing of such transaction or transactions has a value of more than $350,000,000, or a sale, transfer or license of all or substantially all assets or proprietary rights of the Company that relate specifically to MUSE or Avanafil, or (C) a purchase, tender or exchange offer made to the holders of outstanding shares of the Company’s common stock, such that following such purchase, tender or exchange offer a Change in Control Transaction shall have occurred; or (D) an issuance or series of issuances by the Company in related transactions of an aggregate number of shares of common stock in excess of 20% of the Company’s outstanding common stock on the date hereof if, immediately prior to such issuance or series of issuances, the Market Capitalization of the Company is less than $300,000,000.

“Major Transaction Notice” has the meaning set forth in Section 3.3.

“Market Capitalization of the Company” means the aggregate of the value of all of the Company’s outstanding shares of common stock based on the volume weighted average price of such shares on the NASDAQ Global Market as reported by Bloomberg Financial Markets or an equivalent reliable reporting source (“Bloomberg”) or if NASDAQ is not the principal trading market for such shares, the volume weighted average price of such shares on the principal securities exchange or the trading market whose such shares are listed or traded as reported by Bloomberg.

“MUSE” has the meaning set forth in the Funding and Royalty Agreement.

“Net Sales” shall have the meaning ascribed to that term in the Funding and Royalty Agreement.

“Option” has the meaning set forth in Section 2.1.

“Option Closing” has the meaning set forth in Section 2.5.

“Option Closing Date” has the meaning set forth in Section 2.4.

“Option Period” has the meaning set forth in Section 2.4.

“Option Premium” has the meaning set forth in Section 2.2.

“Option Purchase Price” has the meaning set forth in Section 2.3.

“Order” means any binding order, judgment, ruling, subpoena or verdict rendered by any Governmental Authority or by any arbitrator.

“Party” means the Company, ED and the Stockholders, and “Parties” means all such Persons.

“Permitted Encumbrances” means (i) all Encumbrances approved in writing by the Company; (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s and landlords’ liens or other like Encumbrances arising or incurred in the ordinary course of business for amounts which are not material and not yet due and payable; (iii) Encumbrances for Taxes and other governmental charges that are not due and payable or delinquent or which are being contested in good faith through appropriate Proceedings and (iv) Encumbrances arising under Contracts with third parties entered into in the ordinary course of business in respect of amounts still owing.

“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, Governmental Authority or other legal entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, conducted, or heard by or before any Governmental Authority or arbitrator.

“Put Closing” has the meaning set forth in Section 3.6.

“Put Closing Date” means the date on which the Shares are sold to the Company pursuant to the Put Right.

“Put Exercise Notice” has the meaning set forth in Section 3.5.

“Put Period” has the meaning set forth in Section 3.2.

“Put Purchase Price” has the meaning set forth in Section 3.4.

“Put Right” has the meaning set forth in Section 3.1.

“Royalty” has the meaning set forth in the Funding and Royalty Agreement.

“Royalty Adjustment” means the amount of accrued and unpaid Royalties for all periods of time ending on the Option Closing Date or the Put Closing Date, as the case may be.  For purposes of determining the amount of Royalties payable with respect to the quarterly period during which an Option Closing or Put Closing occurs, it shall be assumed that Net Sales of MUSE were made at the same rate as Net Sales in the comparable period of the prior year and that Net Sales of PDE-5I were made at the same rate as Net Sales in the immediately preceding quarter.

“Royalty Default Notice” shall have the meaning set forth in Section 3.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning set forth in Section 3.1A.

“Shares” shall have the meaning set forth in Section 4.2.

“Stockholder Documents” has the meaning set forth in Section 5.2.

“Stockholders” has the meaning set forth in the first paragraph of the Agreement.

“Straddle Period” means any Taxable Period that begins on or before, and ends after, the Option Closing Date or the Put Closing Date, as applicable.

“Subscription Agreements” has the meaning set forth in Section 4.2.

“Tax Adjustment” means the amount of accrued Taxes of ED for all periods up to the Option Closing or the Put Closing, as the case may be, to the extent such Taxes have not been paid by ED as of the applicable Closing.

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

“Taxes” means any and all U.S. federal, state and local taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with any interest, penalties and additions imposed with respect to such amounts.  For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes.

“Tax Return” means any return, statement, declaration, report, estimate, notice, form, schedule or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) relating to Taxes.

ARTICLE II

OPTION

2.1                                 Option.  On the terms and subject to the conditions of this Agreement, the Stockholders hereby grant the Company an option (the “Option”) which, when exercised, shall obligate each of the Stockholders to sell the Shares to the Company, and the Company to purchase the Shares from each of the Stockholders.

2.2                                 Option Premium.  In consideration of the grant by the Stockholders to the Company of the Option, the Company shall simultaneously with the payment of the first Funding Payment under the Funding and Royalty Agreement pay to the Stockholders Two Million Dollars ($2,000,000) (the “Option Premium”) by wire transfer of immediately available funds to the account listed in Exhibit 2 hereto.  Such amount shall be allocated between the Stockholders as provided in Exhibit 2 hereto.  If the Option is exercised by the Company, upon closing of the sale of the Shares the Option Premium shall be applied against the Option Purchase Price in accordance with Section 2.3 below.  In all other circumstances, including but not limited to the sale of the Shares pursuant to the Put Right, the Stockholders shall be entitled to retain the Option Premium.

2.3                                 Option Purchase Price.  If the Company exercises the Option, the aggregate consideration to be paid by the Company (the “Option Purchase Price”) to the Stockholders for the Shares shall be equal to the sum of the Base Option Price plus the Cash Adjustment plus the Royalty Adjustment, and minus the Option Premium, the Tax Adjustment, the Funding Adjustment and any other outstanding liabilities of ED.  The Stockholders shall provide written notice of the amount of the Cash Adjustment, the Tax Adjustment and any other outstanding liabilities of ED, and the Company shall provide written notice of the amount of the Royalty Adjustment, no later than five (5) Business Days prior to the Option Closing Date.  At the Option Closing, the Company shall pay the Option Purchase Price to the Stockholders by wire transfer of immediately available funds to an account or accounts designated in writing by the Stockholders.  The Option Purchase Price shall be allocated between the Stockholders pro rata in accordance with the percentage of the Shares held by the Stockholders.

2.4                                 Term and Method of Exercise of Option.  The Option shall commence on the date of this Agreement and terminate at 5:00 p.m. Eastern time on the fourth anniversary of the date of this Agreement (the “Option Period”).  Except as hereafter provided, at any time prior to the expiration of the Option Period, the Company may exercise the Option by delivery to the Stockholders of a written notice (the “Option Exercise Notice”) substantially in the form of Exhibit 3 hereto.  The Option Exercise Notice shall constitute a binding obligation of the Company to purchase, and the Stockholders to sell, all of the Shares pursuant to the terms and conditions of this Agreement.  The Option Exercise Notice may be delivered on any Business Day during the Option Period that is at least twenty (20) days prior to the expiration of the Option Period and shall specify a closing date (the “Option Closing Date”) for the sale of the Shares pursuant to the Option, which shall be a Business Day not earlier than ten (10) nor later than twenty (20) days, after the date of the Option Exercise Notice.

2.5                                 Option Closing.  The closing of the sale of Shares pursuant to the Option (the “Option Closing”) shall take place at the offices of Katten Muchin Rosenman LLP, in New York, New York, commencing at 10:00 a.m., local time, on a Business Day within the Option Period.  The Option Closing shall be effective as of 5:00 p.m., local time, on the Option Closing Date, and all actions scheduled in this Agreement for the Option Closing Date shall be deemed to occur simultaneously at that time, except as otherwise contemplated hereby or as expressly agreed in writing by the Parties.  At the Option Closing the Stockholders shall deliver to the Company certificates representing the Shares, duly endorsed in blank (or accompanied by duly executed stock powers in blank), and the Company shall deliver to the Stockholders the Option Purchase Price by wire transfer of immediately available funds to an account or accounts specified by the Stockholders.

ARTICLE III

PUT RIGHT

3.1                                 Put Right.  On the terms and subject to the conditions of this Agreement, the Company hereby grants the Stockholders an option (the “Put Right”) which, when exercised, shall obligate the Company to purchase the Shares from each of the Stockholders, and obligate each of the Stockholders to sell the Shares to the Company.

3.2                                 The Put Period.  The Put Right shall commence on the earliest of (a) the third anniversary of the date of this Agreement, (b) any date on which (i) the Market Capitalization of the Company falls below $50,000,000 or (ii) the amount of Cash and Cash Equivalents held by the Company falls below $15,000,000, (c) the fifteenth day following the delivery of written notice to the Company (a “Royalty Default Notice”) that the Company has failed to pay

Royalties in accordance with the provisions of the Funding and Royalty Agreement which failure constitutes a breach of the Funding and Royalty Agreement, unless the Company shall have paid such Royalties prior to such fifteenth day and (d) the closing of a Major Transaction.  The Put Right shall terminate on the tenth anniversary of the date hereof.  The period during which the Shares may be sold pursuant to the Put Right is referred to as the “Put Period.”

3.3                                 Major Transaction Notice and Cash and Cash Equivalent Notice.  (a) At least twenty (20) days prior to the consummation of any Major Transaction, but, in any event, not later than the date of the public announcement of such Major Transaction, the Company shall deliver to the Stockholders a written notice setting forth the terms of such Major Transaction (a “Major Transaction Notice”).  If, subsequent to the delivery of the Major Transaction Notice, the Stockholders shall have delivered a Put Exercise Notice (as defined below) then, not less than three (3) Business Days prior to the consummation of such Major Transaction, the Company shall deliver to the Stockholders a dated written notice specifying the anticipated closing date for such Major Transaction.

(b)                                 Not less than two (2) Business Days after any date on which the amount of Cash and Cash Equivalents of the Company falls below $15,000,000, the Company shall deliver written notice (a “Cash and Cash Equivalent Notice”) thereof to the Stockholders.

3.4                                 Put Purchase Price.  If the Stockholders exercise the Put Right, the aggregate consideration to be paid by the Company (the “Put Purchase Price”) to the Stockholders for the Shares shall be equal to the Base Put Price plus the Cash Adjustment and the Royalty Adjustment and minus the Tax Adjustment, the Funding Adjustment and any other outstanding liabilities of ED.  The Stockholders shall provide written notice of the amount of the Cash Adjustment, the Tax Adjustment and any other outstanding liabilities of ED, and the Company shall provide written notice of the amount of the Royalty Adjustment, no later than five (5) Business Days prior to the Put Closing Date.  At the Put Closing, the Company shall pay the Put Purchase Price to the Stockholders by wire transfer of immediately available funds to an account or accounts designated in writing by the Stockholders.  The Put Purchase Price shall be allocated among the Stockholders pro rata in accordance with the number of the Shares held respectively by the Stockholders.

3.5                                 Method of Exercise.  Except as hereinafter provided, at any time during the Put Period, all, but not less than all, of the Stockholders may exercise the Put Right by delivery to the Company of a written notice executed by each of the Stockholders (the “Put Exercise Notice”) substantially in the form of Exhibit 3 hereto.  The Put Exercise Notice shall constitute a binding obligation of the Company to purchase, and the Stockholders to sell, all of the Shares pursuant to the terms and conditions of this Agreement.  The Put Exercise Notice may be delivered on any Business Day during the Put Period that is at least twenty (20) days prior to the expiration of the Put Period.  In addition, the Put Exercise Notice given in respect of (a) the Put Right provided for in Section 3.2(a) may also be given on any date that is no more than twenty (20) days prior to the third anniversary of the date hereof, (b) the Put Right provided for in Section 3.2(b)(ii) and 3.2(d) may also be given at any time after the delivery of a Cash and Cash Equivalent Notice or a Major Transaction Notice, as the case may be, and (c) the Put Right provided for in Section 3.2(c) may be given simultaneously with or at any time after the delivery of a Royalty Default Notice.  The Put Exercise Notice in respect of all Put Rights other than the Put Right provided for in Section 3.2(d) shall specify a closing date for the sale of Shares pursuant to the Put Right, which shall be a Business Day not earlier than ten (10), nor later than twenty (20), days after the date of the Put Exercise Notice.  The Put Exercise Notice in respect of the Put Right provided for in Section 3.2(d) shall specify that the closing date for the sale of the Shares shall take place simultaneously with the closing of the Major Transaction or on a date that is mutually agreeable to the Stockholders and the Company that is prior to the closing of the Major Transaction.

3.6                                 Put Closing.  The closing of the purchase of the Shares pursuant to the Put Right (the “Put Closing”) shall take place at the offices of Katten Muchin Rosenman LLP, in New York, New York, commencing at 10:00 a.m., local time on a Business Day within the Put Period.  The Put Closing shall be effective as of 5:00 P.M., local time, on the Put Closing Date, and all actions scheduled in this Agreement for the Put Closing Date shall be deemed to occur simultaneously at that time, except as otherwise contemplated hereby or as expressly agreed in writing by the Parties.  At the Put Closing the Stockholders shall deliver to the Company certificates representing the Shares, duly endorsed in blank (or accompanied by duly executed stock powers in blank), and the Company shall deliver to the Stockholders the Put Purchase Price, by wire transfer of immediately available funds to an account or accounts specified by the Stockholders in writing to the Company.

3.7                                 Major Transaction Closing.  Notwithstanding anything to the contrary contained herein, the Company shall not consummate a Major Transaction if the Stockholders have previously delivered a Put Exercise Notice unless the Put Purchase Price is paid to the Stockholders in full prior to or simultaneously with the consummation of such Major Transaction.

ARTICLE IIIA

SECURITY AGREEMENT

3.1A                       Security Agreement.  As security for the performance of its obligations with respect to the Put Right, simultaneously with the execution of this Agreement the Company has entered into the Security Agreement (the “Security Agreement”) annexed hereto as Exhibit 4.

ARTICLE IV

REPRESENTATIONS RELATING TO ED

The Stockholders and ED jointly and severally represent to the Company that:

4.1                                 ED is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  ED has the requisite corporate power and authority to own the assets that it owns and to conduct its business. The current officers of ED are as follows: Peter Steelman, President; Alexander Karnal, Secretary and Jeffrey Kaplan, Treasurer. The Stockholders shall notify the Company as soon as practicable following any change in the officers of ED that occurs prior to the earlier of (x) the exercise of the Option or the Put Right and (y) the expiration of the Option and the Put Right.

4.2                                 The authorized capital stock of ED consists of 21,000 shares of common stock having a par value of $0.001 per share.  As of the date of this Agreement, none of such authorized shares are outstanding.  All of the foregoing shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights.  Except as expressly contemplated by this Agreement and except for shares of common stock which are the subject of the Subscription Agreements (the “Subscription Agreements”), dated on or about the date hereof, between ED and the respective Stockholders, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of ED; (ii) securities of ED which are or may become convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in ED; (iii) Contracts that grant or may grant the right to acquire from ED, or obligations of ED to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, ED, or obligations of ED to grant, extend or enter into any such agreement or commitment; or (iv) obligations of ED to repurchase, redeem or otherwise acquire any outstanding securities of ED, or to vote or to dispose of any shares of the capital stock of ED.  All of the outstanding equity securities of ED have been offered and issued in compliance with all applicable federal and state securities laws, including “blue sky” laws.  Any outstanding shares of capital stock of ED, including the shares of common stock issuable pursuant to the Subscription Agreements, are referred to as the “Shares.”

4.3                                 There are no agreements, arrangements, proxies or understandings that restrict or otherwise affect the transfer of any of the Shares except as set forth in this Agreement.

4.4                                 ED has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by ED and the Stockholders.  This Agreement has been duly executed and delivered by ED and constitutes the legal, valid and binding obligation of ED, enforceable against ED in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

4.5                                 The signing, delivery and performance of this Agreement by ED is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation or bylaws of ED, or of any applicable Law, Order, writ, injunction or decree of any Governmental Authority, except for such prohibition, limitation or default as would not prevent consummation by ED of the transactions contemplated hereby.

4.6                                 There is no Proceeding pending or threatened, directly or indirectly, involving ED or the transactions contemplated hereby or ED’s ability to perform its obligations hereunder.  ED is not a party or subject to or in default under any Order applicable to ED

4.7                                 No insolvency Proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commenced by or against ED or any of its assets, nor is any such Proceeding threatened.  Neither the Stockholders nor ED contemplates, nor has ED or either Stockholder taken any action in contemplation of, the institution of any such insolvency Proceedings.

4.8                                 No broker, investment banker, agent, finder or other intermediary acting on behalf of ED or under the authority of ED is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby, except for the arrangement fee payable to Deerfield Management Company, L.P. pursuant to Section 6(a) of the Securities Purchase Agreement of even date herewith among VIVUS, the Stockholders and Deerfield Management Company, L.P. (the “Arrangement Fee”).

4.9                                 As of the date of this Agreement, ED’s sole assets consist of Cash and Cash Equivalents and its rights under the Subscription Agreements and the Funding and Royalty Agreement.  ED has no Liabilities, other than those Liabilities that are incidental to the permitted activities of ED or are otherwise created by the Funding and Royalty Agreement or this Agreement or relate to the payment of Taxes.  ED has timely filed all material Tax Returns required to be filed by it and has timely paid all material Taxes required to be paid by it.  ED does not own any interest in any other Person.

4.10                           There are no Encumbrances upon any of the Shares other than those created by this Agreement.

4.11                           None of the Shares has been issued in violation of any Legal Requirement or the certificate of incorporation or bylaws of ED or in violation of any preemptive, subscription or similar rights.

4.12                           ED was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Funding and Royalty Agreement.  ED has not owned, operated or conducted and, other than its receipt of Royalties and subscription payments under the Subscription Agreements, will not own any assets other than Cash and Cash Equivalents or operate or conduct any assets, businesses or activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and by the Funding and Royalty Agreement.

4.13                           No Governmental Authorization is required by ED in connection with the execution or delivery by ED of this Agreement or the performance by ED of ED’s obligations under this Agreement.  Neither the execution and delivery of this Agreement by ED nor the performance of ED’s obligations hereunder shall (with or without notice or lapse of time) (i) result in the creation of any Encumbrance upon the Shares or (ii) conflict with or violate any Legal Requirement applicable to ED.

4.14                           The Board of Directors of ED and the Stockholders have approved this Agreement and the Funding and Royalty Agreement and the transactions contemplated hereby and thereby.

4.15                           ED is not, and does not intend to conduct its business in a manner in which it would be, required to be registered as an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

4.16                           EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV AND IN ARTICLE V, NEITHER THE STOCKHOLDERS NOR ED MAKES, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT ED UNDER THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS RELATING TO THE STOCKHOLDERS

Each Stockholder represents to the Company, solely with respect to itself, that:

5.1                                 Organization.  Such Stockholder is a limited partnership and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5.2                                 Authority; Enforceability.  Such Stockholder has the requisite legal power and authority to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by such Stockholder in connection herewith (collectively, the “Stockholder Documents”) and (ii) perform its obligations hereunder and thereunder, and such execution, delivery and performance have been duly and validly authorized by such Stockholder.  This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes, and upon execution and delivery by such Stockholder of each Stockholder Document to which such Stockholder is a party, each such Stockholder Document will constitute, a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors’ rights generally or by general principles of equity.

5.3                                 No Violation; Enforceability.  The signing, delivery and performance of this Agreement by such Stockholder is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the limited partnership agreement or other formation documents of such Stockholder, or of any material agreement or instrument binding on such Stockholder, or of any applicable law or Order, except for such prohibition, limitation or default as would not prevent consummation by such Stockholder of the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by such Stockholder and such Stockholder’s compliance with the terms and provisions hereof do not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default, with or without the passage of time and the giving of notice, under any material Contract binding or affecting such Stockholder or such Stockholder’s property.

5.4                                 No Proceedings.  There is no Proceeding pending or threatened involving such Stockholder that would materially affect such Stockholder’s ability to perform its obligations hereunder.

5.5                                 Financial Condition.  No insolvency Proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commenced by or against such Stockholder or any of its assets or properties, nor is any such Proceeding threatened.  Such Stockholder does not contemplate, and has not taken any action in contemplation of, the institution of any such insolvency Proceedings.

5.6                                 Sufficient Funds.  Such Stockholder has sufficient capital commitments to be capable of funding its subscription obligations on the terms and conditions set forth in the Subscription Agreement to which such Stockholder is a party.

5.7                                 Consents and Approvals; No Violation.

(a)                                  No Governmental Authorization is required by such Stockholder in connection with the execution or delivery by such Stockholder of this Agreement or the Stockholder Documents to which such Stockholder is a party, or the performance by such Stockholder of the Stockholder’s obligations under this Agreement or the Stockholder Documents to which such Stockholder is a party, except for any Governmental Authorizations that are not material.

(b)                                 Neither the execution and delivery of this Agreement and the Stockholder Documents by such Stockholder nor the performance of such Stockholder’s obligations hereunder or thereunder shall (with or without notice or lapse of time) conflict with or violate any Legal Requirement applicable to such Stockholder, except for any Legal Requirements that are not material.

5.8                                 Capital Stock.  As of the date of this Agreement, such Stockholder has subscribed for the number of Shares pursuant to the Subscription Agreement to which such Stockholder is a party, and upon issuance of such Shares such Stockholder shall be the sole record and beneficial owner thereof, free and clear of any Encumbrances (other than restrictions on transfer under applicable Legal Requirements).

5.9                                 Brokers, Etc.  No broker, investment banker, agent, finder or other intermediary acting on behalf of such Stockholder or under the authority of such Stockholder is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby, except for the Arrangement Fee.

5.10                           Investment Company Act of 1940.  Such Stockholder is not, and does not intend to conduct its business in a manner in which it would be, required to be registered as an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

5.11                           No Other Representations or Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND THIS ARTICLE V, NEITHER THE STOCKHOLDERS NOR

ED MAKES, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT THE STOCKHOLDERS UNDER THIS AGREEMENT.

ARTICLE VI

REPRESENTATIONS RELATING TO THE COMPANY

The Company represents to the Stockholders and ED:

6.1                                 Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization.  The Company has the requisite power and authority to own, lease and use the properties and assets that it owns, leases and uses and to conduct its business as presently conducted.

6.2                                 Authority; Enforceability.  The Company has the requisite power and authority to (i) execute and deliver this Agreement, the Security Agreement, the Funding and Royalty Agreement and each certificate, document and agreement to be executed by the Company in connection herewith and therewith (collectively, the “Company Documents”) and (ii) perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement, the Security Agreement, the Funding and Royalty Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other Proceedings on the part of the Company are necessary to authorize this Agreement, the Security Agreement, the Funding and Royalty Agreement or any of the Company Documents or to consummate the transactions contemplated hereby or thereby.  This Agreement, the Security Agreement and the Funding and Royalty Agreement have been duly and validly executed and delivered by the Company and constitute, and upon execution and delivery by the Company of each Company Document, each Company Document will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors’ rights generally or by general principles of equity.

6.3                                 Consents and Approvals; No Violation.

(a)                                  No Governmental Authorization is required by the Company in connection with the execution or delivery by the Company of this Agreement, the Security Agreement the Funding and Royalty Agreement or the Company Documents, or the performance of the Company’s obligations under this Agreement, the Security Agreement, the Funding and Royalty Agreement or the Company Documents.

(b)                                 Neither the execution and delivery of this Agreement, the Security Agreement, the Funding and Royalty Agreement and the Company Documents by the Company nor the performance of the Company’s obligations hereunder or thereunder shall (with or without notice or lapse of time):  (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company or any resolution adopted by the board of directors or stockholders of the

Company, (ii) conflict with or breach any of the terms or provisions of, or give any Person a right to declare a default or exercise any remedy under, any material Contract binding on the Company or (iii) conflict with or violate any Legal Requirement applicable to the Company, but excluding from the foregoing clauses (ii) and (iii) conflicts, breaches, defaults, remedies and violations that would not be reasonably likely, either individually or in the aggregate, to adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement.

6.4                                 Compliance With Laws.  The Company is in compliance with all material Legal Requirements applicable to the Company.  The Company has not received any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any material Legal Requirement.

6.5                                 Litigation.  There are no Proceedings that are pending against or threatened against the Company that would adversely affect its ability to consummate the transactions contemplated by this Agreement.  The Company is not subject to any Order that could affect the enforceability of this Agreement against the Company or that would adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement.

6.6                                 Investment Interest.  The Company is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and will be acquiring the Shares for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any distribution within the meaning of Section 2(11) of the Securities Act.  The Company understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Stockholders in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

6.7                                 Brokers.  No broker, investment banker, agent, finder or other intermediary acting on behalf of the Company or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby, except for the Arrangement Fee.

6.8                                 No Other Representations.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI, THE COMPANY DOES NOT MAKE, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION AS TO ANY FACT OR MATTER ABOUT THE COMPANY.

ARTICLE VII

COVENANTS

7.1                                 Tax.

(a)                                  From the date that the Option or Put Right is exercised to the Option Closing Date or Put Closing Date, as the case may be, ED will not:

(1)                                  make any new Tax election except as described in Section 7.1(a)(3) below;

(2)                                  consent to any claim or assessment relating to any material Taxes or any waiver of the statute of limitations for any such claim or assessment; and

(3)                                  make any material change in a Tax accounting method (except as required below) without the Company’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed).

(b)                                 From the date the Option or Put Right is exercised to the Option Closing Date or Put Closing Date, as the case may be:

(1)                                  ED will promptly notify the Company of any Tax Proceeding initiated against ED where an adverse determination could result in a material Tax Liability or materially and adversely affect the Tax attributes of ED; and

(2)                                  for purposes of apportioning a Tax to any pre-Closing portion of a Straddle Period, the Parties shall treat such Straddle Period as if it were two Tax Periods, one ending with the Option Closing or the Put Closing, as the case may be, and the other beginning immediately following such Option Closing or Put Closing; the Parties shall elect to do so if permitted by applicable law.

(c)                                  From the date hereof to the Option Closing Date or Put Closing Date, as the case may be, ED will timely file all Tax Returns required to be filed by it during such period and will pay when due all Taxes due and payable by ED during such period.

7.2                                 Operations During Purchase Period.  From the date of this Agreement through the first to occur of (a) the expiration or termination of the Option and the Put Right or (b) the Option Closing Date or the Put Closing Date, ED shall, and the Stockholders shall cause ED to, engage in no other business other than the payment of the Funding Payments pursuant to the Funding and Royalty Agreement, the receipt of the Royalties, the investment of Royalties in Cash and the distribution of Cash to the Stockholders.  Without limiting the foregoing, ED shall not, and the Stockholders shall not cause ED to, do any of the following without the prior written consent of the Company:

(a)                                  amend its Certificate of Incorporation or By-laws;

(b)                                 issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock, equity securities or other equity interests other than pursuant to this Agreement or the Subscription Agreements.

(c)                                  permit, allow or suffer any of its assets to be subject to any Encumbrance other than Permitted Encumbrances;

(d)                                 sell, transfer or lease rights to the Royalties;

(e)                                  acquire or agree to acquire any assets other than (A) Royalties and (B) Cash and Cash Equivalents;

(f)                                    agree to any of the foregoing.

7.3                                 Preservation of Shares.  No Stockholder shall (a) sell, lease or otherwise dispose of any Shares or (b) permit, allow or suffer any Shares to be subject to any Encumbrance, in each case until the expiration or termination of the Option and the Put Right.

7.4                                 Further Assurances.  Upon the terms and subject to the conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such commercially reasonable actions as are necessary to obtain any requisite consents, Orders, exemptions or waivers by any Governmental Authority or any other Person.  Each Party shall promptly consult with the other Parties with respect to, provide the other Parties any necessary information with respect to and provide the other Parties (or their respective counsel) copies of, all filings made by such Party with any Governmental Authority or any other Person or any other information supplied by such Party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement.  From time to time after the Option Closing or Put Closing, without additional consideration, each Party will execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by each other Party to make effective the transactions contemplated by this Agreement and to provide each other Party with the benefits of this Agreement.

ARTICLE VIII

CLOSING CONDITIONS

8.1                                 Mutual Condition.  The obligation of the Parties to consummate the Option Closing or the Put Closing, as applicable, shall be subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements) of the following conditions:

(a)                                  No Legal Requirement, temporary restraining Order, preliminary injunction or permanent injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting the consummation of such Option Closing or Put Closing, as applicable.

(b)                                 The Company shall have delivered to the Stockholders the Option Exercise Notice or the Stockholders shall have delivered to the Company the Put Exercise Notice, as applicable.

8.2                                 The Company’s Conditions.  The obligation of the Company to consummate the Option Closing or the Put Closing (each, a “Closing”), as applicable, shall be subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements) of the following conditions:

(a)                                  Each of the representations and warranties of ED and each Stockholder set forth in this Agreement, shall be true and correct in all material respects, in each case as of (i) the date of this Agreement; and (ii) the Closing, as though made on and as of the Closing, except for representations and warranties that are made as of the date of this Agreement (which shall be true and correct as of the date of this Agreement) and except where the failure or failures to be true and correct would not in the aggregate reasonably be expected to materially and adversely affect the Company.

(b)                                 ED and each Stockholder shall have performed in all material respects all obligations and complied with all covenants required to be performed by it under this Agreement at or prior to the Closing.

(c)                                  The Stockholders shall have delivered to the Company a certificate certifying the matters set forth in Sections 8.2(a) and (b).

8.3                                 Stockholders’ Conditions.  The obligation of ED and the Stockholders to consummate any Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements) of the following conditions:

(a)                                  Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of (i) the date of this Agreement and (ii) the Closing, as though made on and as of the Closing, except for representations and warranties that are made as of the date of this Agreement (which shall be true and correct as of the date of this Agreement) and except where the failure or failures to be true and correct would not in the aggregate reasonably be expected to materially and adversely affect the Stockholders.

(b)                                 The Company shall have performed in all material respects all obligations and complied with all covenants required to be performed by it under this Agreement at or prior to the Closing.

(c)                                  The Company shall have delivered to the Stockholders a certificate certifying the matters set forth in Sections 8.3(a) and (b) executed by a duly authorized officer of the Company.

ARTICLE IX

INDEMNIFICATION

9.1                                 Survival.  All representations and warranties made by the Stockholders, ED and the Company in this Agreement and the documents to be executed in connection with this Agreement shall survive the Closing until the earlier of the expiration of the applicable statute of limitations with respect to such matters or the payment of all Royalty obligations by the Company under the Funding and Royalty Agreement.  All covenants and agreements contained in this Agreement and the documents to be executed in connection with this Agreement shall survive the Closing in accordance with their respective terms.

9.2                                 Indemnification by the Stockholders.  Subject to the limitations set forth in this Article IX, after the Closing the Stockholders shall jointly and severally indemnify and hold harmless the Company from, and shall pay to the Company, any and all Damages arising, directly or indirectly, from or in connection with:

(a)                                  the breach of any of the representations, warranties, covenants or agreements of any Stockholder or ED contained in this Agreement;

(b)                                 any Liability of ED arising prior to the Closing Date other than (i) obligations arising solely from ED’s right to receive the Royalties, (ii) Liabilities that have been reflected in the computation of the Option Purchase Price or the Put Purchase Price, as the case may be, and (iii) Liabilities caused by the acts or omissions of the Company, but only to the extent such Liabilities are caused by the acts or omissions of the Company; and

(c)                                  the violation by ED or any Stockholder of any Legal Requirement, or any gross negligence or willful misconduct of ED or any Stockholder, or the performance by ED or any Stockholder of its obligations under this Agreement.

9.3                                 Indemnification by the Company.  Subject to the limitations set forth in this Article IX, after the Closing the Company shall indemnify and hold harmless the Stockholders from, and shall pay to the Stockholders, any and all Damages arising, directly or indirectly, from or in connection with:

(a)                                  the breach of any of the representations, warranties, covenants or agreements of the Company contained in this Agreement; and

(b)                                 the violation by the Company of any Legal Requirement, or any gross negligence or willful misconduct of the Company, or the failure by the Company of its obligations under this Agreement.

9.4                                 Procedure for Indemnification – Third Party Claims.

(a)                                  If any Person shall claim indemnification hereunder arising from any claim or demand of a third party, the Party seeking indemnification (the “Indemnified Party”) shall notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of the basis for such claim or demand and such notice shall set forth the nature of the claim or demand in reasonable detail.  The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the defense of such claim or demand is prejudiced by the failure to give such notice.

(b)                                 If any Proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 9.4(a), the Indemnifying Party may assume the defense and control the settlement of such Proceeding.  The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such Proceeding and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party.  If the Indemnified Party assumes the defense of such Proceeding pursuant to Section 9.4(c) because of the failure of the Indemnifying Party to conduct such defense in good faith, the fees and expenses of such counsel shall be paid by the Indemnifying Party.  The Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense or settlement of such Proceeding.  If the Indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (i) there is no finding or admission of any violation of Legal Requirements or the rights of any Person by the Indemnified Party and no material adverse effect on the Indemnified Party with respect to any other claims that may be made against it, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(c)                                  If (i) notice is given to the Indemnifying Party of the commencement of any third party Proceeding and the Indemnifying Party does not, within ten (10) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, or (ii) having assumed the defense of such Proceeding, the Indemnifying Party fails to conduct such defense in good faith, then the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Proceeding; provided that no compromise or settlement of such Proceeding may be affected by the Indemnified Party without the Indemnifying Party’s consent, if (A) the Indemnifying Party will be liable for any amounts to be paid to compromise or settle the Proceeding, (B) there is a finding or admission of any violation by the Indemnifying Party of any Legal Requirement or the rights of any Person, or (C) the compromise or settlement would have a material adverse effect on the Indemnifying Party with respect to any other claims that may be made against it.  The Indemnifying Party shall reimburse the Indemnified Party for the costs and expenses of defending against the third party Proceeding (including reasonable attorneys’ fees and expenses) and the Indemnifying Party shall remain responsible for any Damages arising from or related to such third party Proceeding to the extent provided in this Article IX.  The Indemnifying Party may elect to participate in such Proceedings, negotiations or defense at any time at its own expense.

9.5                                 Limitation on Damages.

(a)                                  The Stockholders’ aggregate liability for Damages under this Agreement shall be limited to the amount of the Option Purchase Price or the Put Purchase Price, as the case may be.

(b)                                 The Company’s aggregate liability for Damages under this Agreement shall be limited to the amount of the Option Purchase Price or the Put Purchase Price, as the case may be.

(c)                                  Upon any payment of Damages to or on behalf of an Indemnified Party, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to the Damages to which such indemnification relates to the extent of the amount of such payment.

(c)                                  The Indemnified Party shall have no right to recover consequential, punitive or multiplied damages pursuant to this Article IX except to the extent the Indemnified Party is liable to a third party for such damages.

9.6                                 Tax Treatment of Indemnity.  Notwithstanding anything to the contrary in this Article IX, any Tax or other amount for which indemnification is provided under this Agreement shall be treated as an adjustment to the Option Purchase Price or the Put Purchase Price, as the case may be.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1                           No Joint Venture.  The relationship between the Parties is that of independent contractors.  The Parties are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties.  No Party shall have the power to bind or obligate any other in any manner.

10.2                           Expenses.  Each Party shall pay all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereby, including in each case all fees and expenses of investment bankers, finders, brokers, agents, representatives, consultants, counsel and accountants.

10.3                           Amendment and Modification.  This Agreement may be amended, modified or supplemented only by an agreement in writing signed by the Party against whom such amendment, modification or supplement is sought to be enforced.

10.4                           Waiver of Compliance; Consents.  The rights and remedies of the Parties are cumulative and not alternative and may be exercised concurrently or separately.  No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (ii) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.  Any consent required or permitted by this Agreement is binding only if in writing.

10.5                           Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission, or (iii) sent by certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):

If to the Stockholders or ED, to:

c/o Deerfield Capital, L.P.

780 Third Avenue, 37th Floor

New York, New York  10017

Attention:  James E. Flynn

Facsimile:  (212) 573-8111

Copies to:	Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: Mark I. Fisher
Facsimile: (212) 894-5877

If to the Company, to:	VIVUS, Inc.
1172 Castro Street
Mountain View, California 94040
Attention: Leland F. Wilson
Facsimile: (650) 934-5389

Copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn: Mark Reinstra, Esq.
Facsimile: 650-493-6811

Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day; (y) if sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation; or (z) if sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a Business Day, on the first Business Day after delivery.  Notices and other communications sent via facsimile must be followed by notice delivered by hand or by overnight delivery service as set forth herein within five (5) Business Days.

10.6                           Publicity.  No Party shall issue any press release or any other form of public disclosure regarding the existence of this Agreement or the terms hereof, or use the name of any other Party hereto in any press release or other public disclosure without the prior written consent of the other Parties, except (i) for those disclosures and notifications contemplated by this Agreement and (ii) as required by any Legal Requirement and solely to the extent necessary to satisfy such Legal Requirement.

10.7                           Assignment; No Third-Party Rights.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of each other Party.  Notwithstanding the foregoing, and subject to compliance with Section 3.7, in the event the Option Closing or Put Closing has not occurred prior to or simultaneously with the closing of a Major Transaction,  the Company shall assign this Agreement to the surviving or acquiring entity in such Major Transaction, and shall cause the successor entity resulting from such Major Transaction to assume all of the obligations of the Company under this Agreement pursuant to an assumption agreement in form and substance reasonably satisfactory to the Stockholders. This Agreement and its provisions are for the sole benefit of the Parties to this Agreement and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.

10.8                           Confidentiality.  Each Stockholder and ED hereby agrees, and shall cause its respective employees and agents, not to disclose to any third party any material non-public information received from or on behalf of the Company in connection with this Agreement, or to use such material non-public information for any purpose except as expressly permitted under this Agreement.  Each Stockholder and ED further agrees that it and its respective employees and agents have not and will not engage in any trades, transfers or other similar transactions involving the Company’s common stock in violation of federal securities laws while in receipt of such non-public information of the Company.  Notwithstanding the foregoing, the Parties shall be permitted to make such public and other statements as are necessary for it to comply with applicable federal and state securities laws or rules.

10.9                           Governing Law.  The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of Delaware, without regard to principles of conflicts of laws.

10.10                     Severability.  If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives any Party of the practical benefits intended to be conferred by this Agreement.  Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

10.11                     Construction.  Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

10.12                     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the others such number of original executed copies as the other Parties may reasonably request.

10.13                     Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof.  This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the Parties and their representatives with respect to the transactions contemplated by this Agreement.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties have executed this Option and Put Agreement as of the date first written above.

VIVUS, INC.

By:	/s/ Timothy E. Morris
	Name:	Timothy E. Morris
	Title:	Chief Financial Officer

DEERFIELD ED CORPORATION

By:	/s/ Jeff Kaplan
	Name:	Jeff Kaplan
	Title:	Treasurer

DEERFIELD PRIVATE DESIGN FUND, L.P.

By:	/s/ James Flynn
	Name:	James Flynn
	Title:	General Partner

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:	/s/ James Flynn
	Name:	James Flynn
	Title:	General Partner

Signature Page to Option and Put Agreement

EXHIBIT 1

Stockholders

Stockholders

Deerfield Private Design International, L.P., a British Virgin Islands limited partnership

Deerfield Private Design Fund, L.P., a Delaware limited partnership

EXHIBIT 2

WIRING INSTRUCTIONS

Name	Amount

Deerfield Private Design International, L.P.	$1,234,000

Deerfield Private Design Fund, L.P.	$766,000

EXHIBIT 3

OPTION EXERCISE NOTICE

Deerfield ED Corporation

c/o Deerfield Capital, L.P.

780 Third Avenue

New York, New York  10017

Attention:  James E. Flynn

Dear Mr. Flynn:

Reference is made to that certain Option and Put Agreement dated as of         , 2008 (the “Agreement”), between VIVUS, Inc., a Delaware corporation (the “Company”), Deerfield ED Corporation, a Delaware corporation (“ED”), and the Stockholders of ED.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Pursuant to Section 2.4 of the Agreement, the Company hereby provides notice of its exercise of the Option.  The Company will purchase all of the Shares from the Stockholderse on         , 20     in accordance with and subject to the terms and conditions set forth in the Agreement.

IN WITNESS WHEREOF, the Company has caused this Option Exercise Notice to be given by its duly authorized representative as of the date written above:

VIVUS INC.

By:

Name:

Title:

PUT EXERCISE NOTICE

VIVUS, Inc.

1172 Castro Street

Mountain View, California  94040

Attention:  Leland F. Wilson

Dear Mr. Wilson:

Reference is made to that certain Option and Put Agreement dated as of             , 2008 (the “Agreement”), between VIVUS, Inc., a Delaware corporation (the “Company”), Deerfield ED Corporation, a Delaware corporation (“ED”), and the Stockholders of ED. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

[FOR EXERCISE IN RESPECT OF PUT RIGHTS OTHER THAN PURSUANT TO SECTION 3.2(d) OF THE AGREEMENT]  Pursuant to Section 3.5 of the Agreement, the Stockholders hereby provide notice of their exercise of the Put Right. The Stockholders will sell all of the Shares to the Company on             , 20    in accordance with and subject to the terms and conditions set forth in the Agreement.

[FOR EXERCISE IN RESPECT OF PUT RIGHT SPECIFIED IN SECTION 3.2(D) OF THE AGREEMENT]  Pursuant to Section 3.5 of the Agreement, the Stockholders hereby provide notice of their exercise of the Put Right. The Stockholders will sell all of the Shares to the Company simultaneously with the closing of the Major Transaction specified in the Major Transaction Notice of the Company dated                      , 200   , or on a date that is mutually agreeable to the Company and the Stockholders that is prior to the closing of the Major Transaction. Such sale and purchase will be subject to and will be made in accordance with the terms and conditions set forth in the Agreement.

IN WITNESS WHEREOF, the Stockholders have caused this Put Exercise Notice to be given by its duly authorized representative as of the date written above:

DEERFIELD PRIVATE DESIGN FUND, L.P.

By:
Name:
Title:

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:
Name:
Title:

EXHIBIT 4

Security Agreement

See Exhibit 10.7 to the 8-K.

3